EXHIBIT 99.1

AutoZone Appoints New Board Member

MEMPHIS, Tenn., April 23, 2025 (GLOBE NEWSWIRE) -- AutoZone, Inc. (NYSE: AZO) today announced the appointment of Claire Rauh McDonough to the AutoZone Board of Directors.

Claire serves as the Chief Financial Officer of Rivian, an American automotive manufacturer that develops and builds category-defining electric vehicles as well as software and services that address the entire lifecycle of the vehicle. Prior to joining Rivian in 2021, she was a Managing Director in Investment Banking and co-head of the Disruptive Commerce Group at J.P. Morgan. Claire is a board member of Rivian and Volkswagen Group Technology LLC.

“We are excited to welcome Claire to our talented, highly engaged board. The unique skills she brings to our board will further enhance our perspectives and deliberations.  The board and management team look forward to working with her in this new capacity,” said Bill Rhodes, Executive Chairman, AutoZone, Customer Satisfaction.

With this addition, AutoZone has 10 board members.

About AutoZone:

As of February 15, 2025, AutoZone had 6,483 stores in the U.S., 813 in Mexico and 136 in Brazil for a total store count of 7,432.

AutoZone is the leading retailer and distributor of automotive replacement parts and accessories in the Americas. Each store carries an extensive product line for cars, sport utility vehicles, vans and light duty trucks, including new and remanufactured automotive hard parts, maintenance items, accessories, and non-automotive products. The majority of stores have a commercial sales program that provides prompt delivery of parts and other products and commercial credit to local, regional and national repair garages, dealers, service stations, fleet owners and other accounts. AutoZone also sells automotive hard parts, maintenance items, accessories and non-automotive products through www.autozone.com, and our commercial customers can make purchases through www.autozonepro.com. Additionally, we sell the ALLDATA brand of automotive diagnostic, repair, collision and shop management software through www.alldata.com. We also provide product information on our Duralast-branded products through www.duralastparts.com. AutoZone does not derive revenue from automotive repair or installation services.

Contact Information:
Financial: Brian Campbell at (901) 495-7005, brian.campbell@autozone.com
Media: Jennifer Hughes at (901) 495-6022, jennifer.hughes@autozone.com